Appointment to Board – Share Capital Reduction

Dallas, Texas, October 30, 2006/Market Wire/ -- PrimeGen Energy Corporation (OTCBB: PGNE) (“PrimeGen” or the “Company”) is pleased to announce the appointment of Mr. William Marshall to the Board of Directors, as well as his concurrent appointment to the position of Chairman. William Marshall is a financial consultant and venture capitalist with over 15 years of experience with private and public companies. With an extensive knowledge of natural resource companies, their typically fluctuating capital requirements, and the competitive business environment in which such companies operate, Mr. Marshall is a welcome and positive addition to the PrimeGen team. Mr. Marshall has served a number of public companies as a director and officer and he is presently the President and Chief Executive Officer of Fidelis Energy, Inc. (FDEI:OTCBB). Mr. Marshall has tendered 15,000,000 restricted shares to the Company for cancellation and return to treasury and the issued and outstanding capital of PrimeGen will accordingly drop from 52,590,000 shares to 37,590,000 shares. The Company intends to immediately implement this capital reduction.

Corporate Update

PrimeGen continues to work with the management of Silver Star Energy, Inc. (SVSE:OTCBB) toward the execution of a definitive purchase agreement respecting the purchase by PrimeGen of Silver Star’s 40% interest in the Franklin gas field. The Company is also continuing to conduct financial due diligence on MB Gas Inc., the Alberta, Canada based private gas company that PrimeGen has announced an intention to acquire. Personnel are presently conducting testing and related operations on three deeper (Sawtooth Formation) gas wells that MB Gas and its working interest partner will connect to a natural gas pipeline owned by MB Gas.

Notice Regarding Forward Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include the completion of the share cancellation, the completion of the acquisition of Star Energy, Inc.’s interest in the Franklin Field, and the completion of the acquisition of MB Gas Inc.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2005 fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

ON BEHALF OF THE BOARD

PrimeGen Energy Corporation

Gordon A. Samson-Director

Investor Information:

214.459.1217